UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2018 (October 5, 2018)

MEDIFIRST SOLUTIONS, INC

(Exact name of registrant as specified in its charter)

Nevada	000-55465	27-3888260
(State or other	(Commission File Number)	(IRS Employer
jurisdiction incorporation)		Identification No.)

4400 Route 9 South, Suite 1000, Freehold, NJ		07728
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (732) 786-8044

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation.
Item 3.02	Unregistered Sales of Equity Securities.
Item 5.02	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.03	Amendments to Articles of Incorporation.

Designation and Issuance of Series C Preferred Stock:

On October 12, 2018, Medifirst Solutions, Inc. (the “Company”) filed with the State of Nevada a certificate of designation (the “Certificate of Designation”) pursuant to which the Company designated a new class of preferred stock as the Company’s Series C Convertible Preferred Stock (“Series C Preferred”) having a $100.00 stated value per share (“Stated Value”). The Company designated 5,000 shares of Series C Preferred. Subject to a beneficial ownership limitation equal to 4.99%, each share of Series C Preferred is convertible into 25,000 shares of the Company’s common stock (“Common Stock”). Holders of Series C Preferred are not entitled to receive dividends. In the event of any liquidation, dissolution or winding up of the Company, holders of Series C Preferred are entitled to distributions from the assets in an amount equal to, or if less, on a prorated basis, the Stated Value per share of Series C Preferred held by such holders. Holders of Series C Preferred are entitled to vote, on an as-converted basis, together with holders of Common Stock on all actions to be taken by the shareholder of the Company.

On October 12, 2018, the Company satisfied various obligations owed to the Company’s medical director, Dr. Rubin, by issuing fifteen shares of Series C Preferred to Dr. Rubin.

Issuance of Convertible Promissory Note:

On October 5, 2018, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”) pursuant to which it sold and issued to the Investor a convertible promissory note in principal amount of $58,000 (the “Note”). In consideration for the issuance of the Note, the Company received gross proceeds in the amount of $58,000, which the Company intends to for general corporate purposes.

The Note, which is due and payable on April 1, 2020, bears interest at the rate of 8% per annum and may be prepaid, subject the payment of a prepayment premium, at any time the Note is outstanding. Subject to a beneficial ownership limitation equal to 4.99%, principal and interest on the Notes is convertible into shares of the Company’s common stock (“Common Stock”) at a conversion price equal to 65% of the average of the lowest two closing bid prices of Common Stock during the twenty trading day period prior to conversion.

The issuance, offer and sale of the securities were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the terms of the Certificate of Designation, the Purchase Agreement and the Note does not purport to be complete and is subject to, and qualified in its entirety by reference to the Certificate of Designation, the Purchase Agreement and the Note, which are filed herewith as Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3, and are incorporated herein by reference.

Item 9.01	Exhibits.

Exhibits	Description
99.1	Certificate of Designation of Series C Convertible Preferred Stock
99.2	Securities Purchase Agreement, dated October 5, 2018
99.3	8% Convertible Promissory Note due April 1, 2020

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFIRST SOLUTIONS, INC.
Dated: October 12, 2018
	By:	/s/ Bruce Schoengood
President and CEO

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